Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form F-4 of our report dated November 4, 2002 relating to the financial statements of Telinver S.A. as of September 30, 2002 and for the nine-month period then ended September 30, 2002, which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in the Telefónica de Argentina S.A. prospectus offering to exchange the existing notes of Compañía Internacional de Telecomunicaciones S.A. for new notes of Telefónica de Argentina S.A. in such Registration Statement.

/s/    PRICEWATERHOUSECOOPERS

Buenos Aires, Argentina

May 22, 2003